Exhibit 23

Independent Auditors’ Consent

The Board of Directors

Noble Energy, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 333-18929 and 333-82953) on Form S-3 and the registration statements (File Nos. 333-39299, 2-64600, 2-81590, 33-32692, 2-66654 and 33-54084) on Form S-8 of Noble Energy, Inc. of our report dated February 21, 2003 with respect to the consolidated balance sheet of Noble Energy, Inc. as of December 31, 2002 and the related consolidated statements of operations, shareholders’ equity and other comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2002, Annual Report on Form 10-K of Noble Energy, Inc.

Our report refers to our audit of the adjustments that were applied to revise the 2001 and 2000 financial statements, as more fully described in “Note 11 — Geographical Data” to the consolidated financial statements.  However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments.

KPMG LLP

Houston, Texas

March 11, 2003